Exhibit 10.1

June 2, 2005

PORT ASSETS LLC

2606 West Lane

Houston, Texas 77027-4914

Attn: W.W. Scott Jr.

Re:	Purchase Offer

Dear Mr. Scott

This letter of intent sets forth the basic terms and conditions under which Texen Oil & Gas, Inc. or its nominee (the "Purchaser") will enter into a definitive purchase agreement (the "Purchase Agreement") with the owners (the “Vendors”) of the membership interests of Port Assets LLC (the "Company") for the Purchase of the Port Assets Houston Texas gasification plant (the “Plant”) and the purchase of the membership interests of Port Assets LLC (collectively the "Property"). It is anticipated that the consummation of the Purchase will occur on or before July 31, 2005, or on such other date to which the parties may agree.

Purchase Price:

Pursuant to the Purchase Agreement, upon consummation of the Purchase, the Vendors will receive in exchange for one hundred percent (100%) of the Property:

1.	Purchase Price Part A: A cash component amount of three million dollars ($3,000,000) payable by:

a.	$150,000 in a non-refundable cash deposit on or before the 10th day after executing this agreement, this payment is not subject to the Conditions to Closing herein;
b.	$2,850,000 in cash at closing;

2401 Fountainview Drive

Suite 1008

Houston, TX 77057

713-782-5758

713-782-1173 Fax

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Texen – Port Assets LLC

2.	Purchase Price Part B: A royalty, paid quarterly in arrears, in an amount equivalent to three-percent (3.0%) of the gross revenue earned during the prior quarter by the Plant (the “Royalty”), and

3.	Purchase Price Part C: Warrants to purchase up to 3,000,000 common shares of Texen Oil & Gas, Inc. at an option price of $1.00 exercisable within five years of the issue date.

Royalty Buyout Option:

The Vendors shall grant a buy-out feature in favor of the Purchaser to grant to the Purchaser a two year option to buy-out the Royalty on either a cash or equity conversion basis (at the option of the Vendors), for a minimum of $3,000,000 subject to a formula, the substance of which will be determined and included in the Definitive Purchase Agreement.

Conditions to Closing:

The consummation of the Purchase shall be subject to the satisfaction of the following conditions:

(a)	The consummation of the Purchase on or prior to July 31, 2005;

(b)	Purchaser shall have obtained financing in an amount and upon terms satisfactory to the Purchaser.

General

After executing this letter and until July 31, 2005, the Company agrees, and shall use its best efforts to cause its officers, directors, employees, agents and stockholders, not to solicit or encourage, directly or indirectly, in any manner any discussion with, or furnish or cause to be furnished any information to, any person other than Purchaser in connection with, or negotiate for or otherwise pursue, the sale of the membership interests of the Company or all or substantially all of the assets of the Company. You will promptly inform Purchaser of any inquiries or proposals with respect to the foregoing.

Neither of the parties to this letter shall disclose to the public or to any third party the existence of this letter or the proposed sale described herein other than with the express prior written consent of the other party, except as may be required by law.

From and after the date hereof, upon reasonable prior notice and during normal business hours, the Company will grant to each of Purchaser and its agents, employees and designees full and complete access to the books and records and personnel of the Company and to its plant facilities. Except as may be required by law or court order, all information so obtained, not otherwise already public, will be held in confidence.

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Texen – Port Assets LLC

Except as provided herein, each part will be responsible for its own expenses in connection with all matters relating to the transaction herein proposed. If this proposed transaction shall not be consummated for any reason other than a violation of the agreement not to solicit other offers or negotiate with other purchasers, neither party will be responsible for any of the other's expenses.

Each party will indemnify, defend and hold harmless the other against the claims of any brokers or finders claiming by, through or under the indemnifying party.

Except for matters relating to (i) the confidentiality of this proposal and the business operations of the Company and its subsidiary, (ii) the agreement not to negotiate with others for or otherwise pursue the sale of the Company or its subsidiary, and (iii) the agreement that each party will bear its own expenses in connection herewith, this letter does not create a binding, legal obligation on any party but merely represents the present intentions of the parties.

In the event that for any reason the definitive Purchase Agreement is not executed by July 31, 2005, any party may discontinue negotiations and terminate this letter without liability to any other party.

Your signature below shall indicate your agreement with the foregoing letter of intent. We look forward to working with you on this transaction.

Very truly yours,

TEXEN OIL & GAS, INC.

/s/ Douglas Elroy Fimrite

By: Douglas Elroy Fimrite

Its: President

Agreed to and accepted this 15th day of June, 2005:

PORT ASSETS LLC

/s/ W.W. Scott Jr.

By: W.W. Scott Jr.

Its:

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Texen – Port Assets LLC

Agreed to and accepted this 15th day of June, 2005:

Port Assets Membership Holder:

/s/ W.W. Scott Jr.

By: W.W. Scott Jr.

Agreed to and accepted this 15th day of June, 2005:

Port Assets Membership Holder:

/s/ J. Johnson

By: J. Johnson

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